Exhibit 99.1

ANNEX A

TRANSACTIONS

The following table sets forth all transactions with respect to the Common Shares effected in the last 60 days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Common Shares other than Common Shares acquired under a dividend reinvestment plan, which is described in Item 5(c), inclusive of any transactions effected through 4:00 p.m., New York City time, on December 10, 2025.

Date	Effected By	Nature of Transaction	Quantity	Price
10/13/2025	GAF	Open Market Purchase	13,848	$6.51
10/14/2025	GAF	Open Market Purchase	33,885	$6.49
10/15/2025	GAF	Open Market Purchase	34,694	$6.49
10/16/2025	GAF	Open Market Purchase	25,843	$6.14
10/17/2025	GAF	Open Market Purchase	1,932	$6.45
10/20/2025	GAF	Open Market Purchase	37,064	$6.44
10/21/2025	GAF	Open Market Purchase	17,879	$6.45
10/22/2025	GAF	Open Market Purchase	8,095	$6.40
10/23/2025	GAF	Open Market Purchase	2,859	$6.40
10/24/2025	GAF	Open Market Purchase	268	$6.40
10/27/2025	GAF	Open Market Purchase	6,129	$6.45
10/28/2025	GAF	Open Market Purchase	23,831	$6.45
10/30/2025	GAF	Open Market Purchase	14,149	$6.45
10/31/2025	GAF	Open Market Purchase	9,796	$6.50
11/3/2025	GAF	Open Market Purchase	3,869	$6.45
11/4/2025	GAF	Open Market Purchase	1,700	$6.45
11/5/2025	GAF	Open Market Purchase	36,238	$6.45
11/6/2025	GAF	Open Market Purchase	1,938	$6.45
11/7/2025	GAF	Open Market Purchase	20,050	$6.45
11/10/2025	GAF	Open Market Purchase	1,190	$6.45
11/12/2025	GAF	Open Market Purchase	56,586	$6.47
11/13/2025	GAF	Open Market Purchase	67,287	$6.44
11/14/2025	GAF	Open Market Purchase	40,000	$6.44
11/17/2025	GAF	Open Market Purchase	27,197	$6.39
12/8/2025	GAF	Open Market Purchase	17,475	$6.11
12/9/2025	GAF	Open Market Purchase	15,164	$6.14
12/10/2025	GAF	Open Market Purchase	117,361	$6.12